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                                                                      EXHIBIT 11


                   RAMSAY HEALTH CARE, INC. AND SUBSIDIARIES
                   COMPUTATION OF NET INCOME (LOSS) PER SHARE


                                                               Quarter Ended
                                                               September 30
                                                               ------------
                                                               1997        1996
                                                            -------     -------
PRIMARY
 Weighted average common shares outstanding...........   10,575,563   8,173,731
 Class B convertible preferred stock, Series C........       - - -*      - - -*
 Class B convertible preferred stock, Series 1996.....       - - -*         n/a
 Class B convertible preferred stock, Series 1997.....       - - -*         n/a
                                                        -----------   ---------
  TOTAL COMMON AND DILUTIVE
   COMMON EQUIVALENT SHARES...........................   10,575,563   8,173,731
                                                        ===========   =========

 Net Income (Loss) Available to Common Shareholders:

   Before extraordinary item..........................  $ 268,000**  $ 57,000**
   Extraordinary item.................................   (3,574,000)      - - -
                                                        -----------  ----------
    TOTAL.............................................  $(3,306,000) $   57,000
                                                        ===========  ==========

 Net Income (Loss) Per Share:

   Before extraordinary item..........................  $      0.03  $     0.01
   Extraordinary item.................................        (0.34)      - - -
                                                        -----------  ----------
    TOTAL.............................................  $     (0.31) $     0.01
                                                        ===========  ==========

FULLY DILUTED
 Weighted average common shares outstanding...........   10,580,443   8,173,731
 Class B convertible preferred stock, Series C........       - - -*      - - -*
 Class B convertible preferred stock, Series 1996.....       - - -*         n/a
 Class B convertible preferred stock, Series 1997.....       - - -*         n/a
                                                        -----------   ---------
  TOTAL COMMON AND DILUTIVE
   COMMON EQUIVALENT SHARES...........................   10,580,443   8,173,731
                                                        ===========   =========

 Net Income (Loss) Available to Common Shareholders:

   Before extraordinary item..........................  $ 268,000**  $ 57,000**
   Extraordinary item.................................   (3,574,000)      - - -
                                                        -----------  ----------
    TOTAL.............................................  $(3,306,000) $   57,000
                                                        ===========  ==========

 Net Income (Loss) Per Share:

   Before extraordinary item..........................  $      0.03  $     0.01
   Extraordinary item.................................        (0.34)      - - -
                                                        -----------  ----------
    TOTAL.............................................  $     (0.31) $     0.01
                                                        ===========  ==========

* The Company's convertible preferred stock issues were anti-dilutive in the quarters ended September 30, 1997 and 1996 and, accordingly, were not considered in the calculation of earnings (loss) per share in these quarters.

** Net income before extraordinary item was decreased by dividends related to the Company's preferred stock issues, totalling $130,000 and $91,000 in the quarters ended September 30, 1997 and 1996, respectively.